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                                                                   EXHIBIT 10.20

          CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.


                          MARKETING SERVICES AGREEMENT

       THIS MARKETING SERVICES AGREEMENT ("Agreement") is made and entered into by and among THE EDUCATION RESOURCES INSTITUTE, INC. ("TERI"), a private non-profit corporation organized under Chapter 180 of the Massachusetts General Laws, with its principal place of business at 330 Stuart Street, Boston, Massachusetts 02116, TERI MARKETING SERVICES, INC. ("TMSI"), a Delaware corporation and wholly-owned subsidiary of First Marblehead Education Resources ("FMER") having a principal place of business at 30 Little Harbor, Marblehead, Massachusetts 01945. This Agreement is dated as of and effective as of July 1, 2001.

                                    RECITALS

       WHEREAS, TERI is a not-for-profit private loan guaranty company with substantial experience developing and executing education loan programs made by private lenders and guaranteed by TERI; and

       WHEREAS, TERI desires TMSI to assist TERI in the marketing of TERI-guaranteed loan programs, subject to the terms and conditions set forth herein; and

       WHEREAS, TMSI is willing to provide such marketing assistance to TERI, subject to the terms and conditions set forth herein; and

       NOW THEREFORE, in consideration of the foregoing and the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

       As used in this Agreement, the following terms shall have the meaning specified:

1.01   "AAA" has the meaning set forth in Section 10.11.

1.02 "AFFILIATE" means, with respect to any Person, any other Person controlling, controlled by or under common control with, such Person. As used in this definition, "CONTROL" (including, with its correlative meanings, "CONTROLLING," "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

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1.03   "AGREEMENT" has the meaning set forth in the preamble hereto.

1.04   "BUDGET ARBITRATION" has the meaning set forth in Section 9.02(e)(iv).

1.05   "CONFIDENTIAL INFORMATION" has the meaning set forth in Section 7.01.

1.06   "COST CENTER" has the meaning set forth in Section 9.02.

1.07   "FMER" has the meaning set forth in the preamble hereto.

1.08   "FMC" means The First Marblehead Corporation.

1.09 "GAAP" means generally accepted accounting principles, consistently applied.

1.10 "GOVERNMENTAL AUTHORITY" means any federal, state, municipal, local, territorial or other governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body, domestic or foreign.

1.11   "INDEMNIFIABLE LOSS" has the meaning set forth in Section 8.01(a)

1.12   "INDEMNIFYING PARTY" has the meaning set forth in Section 8.01(d).

1.13   "INDEMNITEE" has the meaning set forth in Section 8.01(c).

1.14 "LAWS" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision of any Governmental Authority.

1.15   "MARKETING DOCUMENTS" has the meaning set forth in Section 2.02(a).

1.16   "MARKETING PLAN" has the meaning set forth in Section 2.02(a).

1.17   "MARKETING SERVICES" has the meaning set forth in Section 2.02.

1.18 "PERSON" means any individual, partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization and any government, governmental department or agency or political subdivision thereof.

1.19 "PRIVATE LABEL PROGRAM" means any arrangement (other than a TERI-Branded Program) whereby TERI has agreed or will agree with FMC (pursuant to a certain Master Loan Guaranty Agreement between TERI and FMC, dated as of February 2,
2001) to originate and/or guaranty loans, if such program is designated as a "private label program" in the written agreement making such program an FMC Purchase Program (as defined in the Master Loan Guaranty Agreement).

1.20   "PROGRAM" means any TERI-Branded Program and any Private Label Program.

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1.21   "PROGRAM GUIDELINES" means the Program Guidelines adopted by TERI and used as the basis for determining whether, when and to what extent to make and guarantee Program Loans, as well as to determine the servicing standards for each Program Loan.

1.22 "PROGRAM LENDER" means each financial institution or other creditor which agrees with TERI to originate Program Loans.

1.23 "PROGRAM LOAN" means an extension of credit pursuant to a Program, made in accordance with the applicable Program Guidelines.

1.24 "PROGRAM LOAN DOCUMENTS" means the documents used by TERI and/or any Program Lender to originate Program Loans.

1.25 "SERVICING INFORMATION" has the meaning set forth in that certain Master Servicing Agreement of even date herewith between TERI and First Marblehead Education Resources, Inc., the sole shareholder of TMSI.

1.26   "TERI" has the meaning set forth in the preamble hereto.

1.27 "TERI-BRANDED PROGRAM" means the following arrangements whereby TERI agrees to originate and/or guarantee loans: TERI Alternative Loan Program; TERI Continuing Education Loan Program; TERI Professional Education Plan Loan Program; TERI Professional Education CR Loan Program; TERI Parent Loan for Elementary and Secondary Education Program; TERI Degreed Undergraduate Alternative Loan Program; TERI Allied Health Education Loan Program; TERI International Health Education Loan Program; TERI Chiroloan Program; TERI Creditline Loan Program; TERI MedFund Loan Program; TERI MedChoice Loan Program; TERI MedAdvantage Loan Program; SABA Medical School Loan Program; Engineer Assistance Loan Program; Graduate Assistance Loan Program; Master of Business Administration Assistance Loan Program; Medical Degree Assistance Loan Program; Nurse Assistance Loan Program; National Keystone Extra Loan Program; TERI Rehab Loan Program; and any other TERI loan program which the parties mutually agree in writing to add to this list.

1.28   "TERM" has the meaning set forth in Section 11.01.

1.29   "THIRD PARTY CLAIM" has the meaning set forth in Section 8.02(a).

1.30   "TMSI" has the meaning in the preamble hereto.

1.31   "TMSI PERMITS" has the meaning set forth in Section 5.04.

1.32   "TRANSFERRED COSTS" has the meaning set forth in Section 9.02.

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                                   ARTICLE II
                              MARKETING OF PROGRAMS

2.01 APPOINTMENT OF TMSI AS TERI'S AGENT. TERI hereby appoints TMSI to act as its marketing agent, and TMSI accepts such appointment, to provide the services described in Section 2.02, below.

2.02 MARKETING SERVICES. During the Term, TMSI shall perform the services described in this Section 2.02 ("Marketing Services").

              (a) (i) Subject to the applicable requirements of Law, TMSI shall develop and evaluate the data, documents and analysis, to formulate and implement a marketing strategy and plan (which shall include a detailed financial plan) to solicit new and existing Program Lenders to enter into Loan Origination Agreements and Guarantee Agreements, and to solicit educational institutions to participate in the Programs (the "MARKETING PLAN"). TMSI shall also prepare marketing documentation (including, without limitation, brochures, advertisements, mailings, announcements, and web site content) to be used in connection with the TERI-Branded Loans (collectively, the "MARKETING DOCUMENTS"). TERI shall assist TMSI, as is necessary and appropriate, in the development and preparation of the Marketing Plan and Marketing Documents, and such Marketing Plan and Marketing Documents shall be subject to the prior review and approval of TERI.

       (ii) TMSI hereby acknowledges that it is in the best interests of all parties hereto to, at a minimum, maintain the existing volume of business in the TERI-Branded programs; therefore, TMSI shall be even-handed and neutral in its presentations of various program alternatives to new and existing Program Lenders and will not solicit existing TERI-Branded Program Lenders for new programs unless it reasonably believes, after consultation with TERI, that such lender will cease utilizing TERI-Branded programs or materially decrease its volume in those programs unless offered alternative programs.

       (iii) TMSI shall submit the initial Marketing Plan to TERI's President within thirty (30) days of the execution of this Agreement, and will thereafter submit revised Marketing Plans annually, at least thirty (30) days prior to the beginning of the TERI budget year. TERI will request reasonable changes (if any) within thirty (30) days after receiving a Marketing Plan from TMSI. In the event TMSI rejects the requested changes, it will continue to provide Marketing Services at the budget requested by TERI, but will have recourse to arbitration as provided in Section 10.11 of this Agreement.

       (iv) TMSI shall make recommendations to TERI with respect to the following (which TERI, in its sole discretion, shall approve or reject):

       (1) changes to the Program Guidelines;

       (2) approvals of Program Lenders;

       (3) approvals of participating educational institutions;

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       (4) changes to the Marketing Plan and Marketing Documents; and

       (5) changes to the Loan Documents.

              (b) Following TERI's review and approval of the Marketing Plan and Marketing Documents, TMSI shall (as agent for TERI and in TERI's name and on TERI's behalf):

       (i)    implement and administer the Marketing Plan;

       (ii) oversee and administer the preparation and distribution of all Marketing Documents;

       (iii)  distribute Marketing Documents in accordance with the Marketing
Plan.

                                   ARTICLE III
                              SERVICE MARK LICENSE

       TERI hereby grants to TMSI the right and license to use the service marks and trademarks described in EXHIBIT A ATTACHED HERETO, including all registrations therefor and designs and logos (collectively, the "SERVICE MARK") in connection with providing the Marketing Services under this Agreement, and TMSI shall have the right to use the word "TERI" in its corporate name, all subject to the following conditions and limitations. Such license is non-exclusive as a general matter. The term of this license shall be coextensive with the term of this Agreement. The parties agree that nothing herein shall give to TMSI any right, title or interest in and to the Service Mark (except with respect to use in accordance with the terms of this Agreement), that the Service Mark is the sole property of TERI and that any and all uses of the Service Mark by TMSI and the goodwill pertaining thereto shall inure to the sole benefit of TERI. It is expressly agreed and understood that TMSI is not purchasing or acquiring any right, title or interest in the Service Mark. TMSI agrees that if any rights in the Service Mark accrue to TMSI by operation of law, this Agreement irrevocably assigns such rights to TERI and grants to TERI a power of attorney, coupled with an interest, to execute such instruments as may be necessary or advisable to confirm such assignment. TMSI agrees to cooperate with TERI in perfecting its right, title and interest in the Service Mark by providing written assignment of any rights therein which may have accrued to TMSI. Except as expressly provided in this Agreement, and except as otherwise agreed to in writing by TERI, TMSI will not use the Service Mark for any purposes not related to this Agreement. TMSI will change its corporate name to delete the word "TERI" within thirty (30) days after termination of this Agreement. Any use of the Service Mark by TMSI shall be conducted in accordance with any applicable policies and procedures of TERI which have been disclosed in writing to TMSI, and shall be presented in a professional manner, consistent with the image and use of the Service Mark by TERI. In all events, TMSI may make any use of the Service Mark which has been expressly approved in writing by TERI.

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                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF TERI

       TERI represents and warrants to TMSI as follows:

4.01 ORGANIZATION AND QUALIFICATION. TERI is duly organized and validly existing and is in good standing as a nonprofit corporation under the laws of the Commonwealth of Massachusetts. TERI has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. TERI is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, or leased or operated by it or the nature of its business makes such qualification or licensing necessary.

4.02   AUTHORITY.

       (a) TERI has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution and delivery of this Agreement by TERI and the consummation by TERI of such transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of TERI are necessary to authorize this Agreement or to perform its obligations under this Agreement. This Agreement has been duly authorized and validly executed and delivered by TERI and constitutes a legal, valid and binding obligation of TERI, enforceable against TERI in accordance with its terms.

       (b)    The Board of Directors of TERI has (i) approved this Agreement,
(ii) acting through duly authorized committees, reviewed and analyzed all information (including, without limitation, advice of counsel) that it has deemed necessary in order to determine the appropriateness from TERI's point of view of the transactions contemplated by this Agreement, and (iii) has declared that this Agreement and the other transactions contemplated by this Agreement are advisable and in the best interests of TERI. TERI shall provide to TMSI a Clerk's certificate attesting to the relevant board resolutions, the vote approving each and any board minutes relating to the same.

4.03 501(c)(3) STATUS. No action, suit, proceeding, investigation, audit, claim or assessment is presently pending or, to the knowledge of TERI, proposed with regard to the retention by TERI of its status as a tax-exempt entity under
Section 501(c)(3) of the Internal Revenue Code.

4.04 CONFLICTING AGREEMENTS. TERI is not a party to any contract which purports to restrict or prohibit, in any respect, TERI from, directly or indirectly, entering into and performing its obligations under this Agreement. None of TERI's officers, directors or key employees is a party to any agreement which, by virtue of such person's relationship with TERI, restricts in any respect TERI from, directly or indirectly, engaging in any of the businesses contemplated by this Agreement.

4.05 INFORMATION SHARING. TERI has the legal authority to provide TMSI, through FMER, its parent corporation, with all information in TMSI's possession which is necessary or reasonably convenient for TMSI to provide the Marketing Services. The disclosure of such information by

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TERI to TMSI through FMER will not conflict with any contractual or legal obligation of TERI not to disclose such information or, to the extent such disclosure does conflict with any such contractual obligation, TERI has obtained the consent of all parties to such contract(s) to such disclosure.

                                    ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF TMSI

       TMSI represents and warrants to TERI as follows:

5.01 ORGANIZATION AND QUALIFICATION. Except as set forth in Schedule 5.01, TMSI (i) is duly organized and is validly existing and in good standing under the laws of the State of Delaware, (ii) has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, and (iii) is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

5.02 AUTHORITY. TMSI has all the necessary power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution and delivery of this Agreement by TMSI and the performance by TMSI of its obligations hereunder have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of TMSI are necessary to authorize this Agreement or to perform its obligations under this Agreement. This Agreement has been duly authorized and validly executed and delivered by TMSI and constitutes a legal, valid and binding obligation of TMSI enforceable against TMSI in accordance with its terms.

5.03 NO CONFLICTS. The execution and delivery of this Agreement by TMSI does not, and the performance of this Agreement by TMSI will not:

       (a) conflict with or violate any provision of TMSI's certificate of incorporation or bylaws;

       (b) conflict with or violate any Laws applicable to TMSI or by which any property or asset of TMSI is or may be bound or affected; or

       (c) result in any breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an encumbrance on any property or asset of TMSI under, any contract to which TMSI is a party or by which TMSI or its assets or properties is or may be bound or affected.

5.04 REQUIRED FILINGS AND CONSENTS. Except as set forth in Schedule 5.04 hereto, the execution and delivery of this Agreement by TMSI do not, and the performance of this Agreement by TMSI will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority (collectively, the "TMSI Permits").

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5.05   LITIGATION. There is no claim, action or proceeding pending or, to the knowledge of TMSI, threatened against TMSI before any court or administrative or regulatory body that, if adversely determined, individually or in the aggregate, has resulted or could reasonably be expected to result in an adverse effect on the performance by TMSI of its obligations under this Agreement. TMSI is not subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, has resulted or could reasonably be expected to result in an adverse effect on the performance by TMSI of its obligations under this Agreement.

5.06 CONFLICTING AGREEMENTS. TMSI is not a party to any contract which purports to restrict or prohibit, in any respect, TMSI from, directly or indirectly, entering into and performing its obligations under this Agreement. None of TMSI's officers, directors or key employees is a party to any agreement which, by virtue of such person's relationship with TMSI, restricts in any respect TMSI from, directly or indirectly, entering into and performing its obligations under this Agreement.

                                   ARTICLE VI
                              ADDITIONAL COVENANTS

6.01   COVENANTS OF TERI.

       (a) MAINTAIN 501(c)(3) STATUS. TERI shall take all actions (if any) necessary or appropriate to maintain its status as a tax-exempt organization pursuant to Section 501(c)(3) of the Internal Revenue Code of the United States. Such action shall include, without limitation, the maintenance of adequate staff levels and expertise to supervise the activities of TMSI under this Agreement.

       (b) GOVERNMENTAL APPROVALS. TERI shall maintain all necessary licenses, registrations, approvals, and governmental authorizations now or in the future necessary to conduct its business as a loan guaranty agency.

       (c) PERFORM GUARANTEE OBLIGATIONS. TERI shall perform its obligations under each and every Loan Guarantee Agreement between TERI and any Program Lender as currently performed, consistent with existing arrangements and courses of dealing.

       (d) REGULATORY COMMUNICATIONS. TERI shall promptly forward to TMSI any notices, demands, reports or other communications from any Governmental Authority having jurisdiction over TERI that in any way relate to or could potentially affect any Program offered by TERI.

6.02   COVENANTS OF TMSI.

       (a) LICENSES AND PERMITS, TMSI shall obtain and maintain all necessary licenses and permits in order to perform its obligations under this Agreement.

       (b)    SERVICE PERFORMANCE STANDARDS.

       (i) TMSI shall provide the Marketing Services in accordance with the performance standards set forth in EXHIBIT B ATTACHED HERETO (the "Performance Standards").

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              The Performance Standards shall be revised annually in connection with revisions to the Marketing Plan under Section 2.2 hereof.

       (ii) TMSI's failure to perform in accordance with the Performance Standards due to any event covered by Section 10.14(b) of this Agreement shall not be considered to be a failure for which FMER shall be responsible under this Section 6.02(b).

       (iii) If TMSI fails to meet a Performance Standard, TMSI shall (a) notify TERI immediately; (b) investigate and report to TERI on the root cause(s) of the failure; (c) describe to TERI the steps which TMSI will take to correct the failure; (d) promptly take such steps; and (e) advise TERI not less often than weekly as to the status of such remedial efforts. TMSI will undertake all such corrective or remedial action at no cost to TERI.

       (iv) TERI's sole remedy for any material failure by TMSI to satisfy the Performance Standards described in Section 6.02(b)(iv) shall be to withhold payment for the Marketing Services until such time as TMSI satisfies the Performance Standards, or to obtain the Marketing Services from another servicer.

                                   ARTICLE VII
                                 CONFIDENTIALITY

       7.01 TERI and TMSI each acknowledge that in the course of the operations contemplated by this Agreement, and in the course of communications relative to this Agreement, it has received and will receive information concerning the other's finances, business plans, business methods, and the like that is not generally known in the student loan industry ("Confidential Information"). Each party will respect and use all reasonable efforts to maintain the confidentiality of the other's Confidential Information unless and until such information becomes generally known through no fault of the receiving party.

       7.02 In accordance with the provisions of Title V of the Gramm-Leach-Bliley Act (the "GLB Act") and Federal Reserve Board Regulation P ("Regulation P"), TMSI agrees to respect and protect the security and confidentiality of any "nonpublic personal information" (as defined in the GLB Act and Regulation P) it receives from TERI or FMER including, where applicable, the restrictions on the re-use and disclosure of such information set forth in the GLB Act and Regulation P.

       7.03 TMSI agrees to use all information it receives from TERI or FMER concerning Program loans and borrowers including, without limitation, nonpublic personal information described in Section 7.02, solely for purposes of providing the Marketing Services and not to disclose the same to any Person except (i) as necessary to perform the Services, and (ii) only subject to a confidentiality agreement. In particular and not by way of limitation, TMSI shall establish clear policies and procedures to prevent the disclosure of Servicing Information to FMC and shall cause FMC to conform to such policies. Such policies shall restrict disclosures to FMC solely to the Delivered Database as defined in the Database Sale and Supplementation Agreement of even date herewith among TERI, TMSI and FMC. The parties anticipate that

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TMSI will have little or no need for, and limited access to, data regarding specific loans or Borrowers.

                                  ARTICLE VIII
                                 INDEMNIFICATION

       8.01   INDEMNIFICATION.

       (a) TERI will indemnify, defend and hold harmless TMSI from and against any and all claims, demands or suits (by any person or entity), losses, liabilities, damages (but excluding any consequential, special, indirect, punitive or incidental damages, obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys' fees and reasonable disbursements in connection therewith) to the extent the foregoing are not covered by insurance (each, an "Indemnifiable Loss"), asserted against TMSI by an unrelated third party relating to, resulting from or arising out of any breach by TERI of any representation, warranty, covenant or agreement (without regard to any qualifications with respect to materiality contained therein) contained in this Agreement; PROVIDED, HOWEVER, that in the case of any Indemnifiable Loss arising under this Section 8.01(a), no amounts shall be due and payable until and unless the aggregate amount of such Indemnifiable Losses is equal to $50,000 or more (when aggregated with Indemnifiable Losses under the Master Servicing Agreement), at which point such indemnification shall relate to all Indemnifiable Losses.

       (b) TMSI will indemnify, defend and hold harmless TERI from and against any and all Indemnifiable Losses asserted against TERI by any unrelated third party relating to, resulting from or arising out of any breach by TMSI of any representation, warranty, covenant or agreement contained in this Agreement; PROVIDED, HOWEVER, that in the case of any Indemnifiable Loss arising under this
Section 8.01(b), no amounts shall be due and payable until and unless the aggregate amount of such Indemnifiable Losses is equal to $50,000 or more (when aggregated with Indemnifiable Losses under the Master Servicing Agreement), at which point such indemnification shall relate to all Indemnifiable Losses.

       (c) Any Person entitled to receive indemnification under this Agreement (an "Indemnitee") having a claim under these indemnification provisions shall make a good faith effort to recover all losses, damages, costs and expenses from insurers of such Indemnitee under applicable insurance policies so as to reduce the amount of any Indemnifiable Loss hereunder. The amount of any Indemnifiable Loss shall be reduced (i) to the extent that Indemnitee receives any insurance proceeds with respect to an Indemnifiable Loss and (ii) to take into account any net tax benefit recognized by the Indemnitee arising from the recognition of the Indemnifiable Loss and any payment actually received with respect to an Indemnifiable Loss.

       (d) The expiration, termination or extinguishment of any covenant or agreement shall not affect the parties' obligations under this Section 8.01 if the Indemnitee provided the person required to provide indemnification under this Agreement (the "Indemnifying Party") with proper notice of the claim or event for which indemnification is sought prior to such expiration, termination or extinguishment.

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       (e)    Any claim under this Section 8.01 must be brought within two (2)
years after termination of this Agreement.

       (f)    The rights and obligations of indemnification under this
Section 8.01 shall not be limited or subject to set-off based on any violation or alleged violation of any obligation under this Agreement or otherwise, including but not limited to breach or alleged breach by the Indemnitee of any representation, warranty, covenant or agreement contained in this Agreement.

       8.02   DEFENSE OF CLAIMS.

       (a) If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any person who is not a party to this Agreement or any Affiliate of a party to this Agreement (a "Third Party Claim") with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than ten (10) days after the Indemnitee's receipt of notice of such Third Party Claim. Such notice shall describe the nature of the Third Party Claim in reasonable detail and will indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, and the Indemnitee will cooperate in good faith in such defense at such Indemnitee's own expense.

       (b) If within ten (10) days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claim, the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 8.02(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; PROVIDED, HOWEVER, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within twenty (20) days after receiving notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable expenses thereof. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder, the Indemnifying Party may accept and agree to such offer, and shall give written notice to the Indemnitee to that effect.

       (c)    [Intentionally omitted.]

       (d) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment

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by or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof at the prime rate then in effect of Fleet Bank, N.A. or its successor), will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any indemnity payment, the Indemnifying Party will, to the extent of such indemnity payment, be subrogated to all rights of the Indemnitee against any third party in respect of the Indemnifiable Loss to which the indemnity payment relates; PROVIDED, HOWEVER, that (i) the Indemnifying Party will then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment is hereby made expressly subordinated and subjected in right of payment to the Indemnitee's rights against such third party. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights. Nothing in this Section 8.02(d) shall be construed to require any party hereto to obtain or maintain any insurance coverage.

       (e) Subject to Section 8.01(a) and 8.01(b) hereof, a failure to give timely notice as provided in this Section 8.02 will not affect the rights or obligations of any party hereunder except if, and only to the extent that, as a result of such failure, the party which was entitled to receive such notice was actually prejudiced as a result of such failure.

                                   ARTICLE IX
                                     PAYMENT

       9.01 PAYMENT. In consideration for the Marketing Services, TERI agrees to pay, in U.S. dollars, an annual fee equal to TMSI's Transferred Costs. TMSI shall bill TERI monthly for its actual Transferred Costs. TERI shall pay TMSI for such Transferred Costs as billed, within seven (7) days of receipt of such bill. The aggregate Transferred Costs billed by TMSI to TERI during any budget year shall not exceed the amounts reflected in the annual budget as approved by TERI and as adjusted under Section 9.02(e). TERI shall also have the right as often as it shall reasonably deem necessary, to audit, at its expense, all books and records of TMSI relating to Transferred Costs billed by TMSI to TERI.

       9.02 TRANSFERRED COSTS. For purposes of this Article VIII, "Transferred Costs" shall be computed in accordance with GAAP, utilizing the following procedure:

       (a) TMSI shall establish "Cost Centers" that record all costs of providing services under this Agreement.

       (b) TMSI shall record expenses attributable to each Cost Center utilizing the same accounting categories and principles as previously used by TERI to record expenses, including, as appropriate, the following:

   (i)   Marketing

   (ii)  Human Resources/Office Management

   (iii) Finance

   (iv)  Executive

TMSI shall not include depreciation expense for the Cost Centers.

       (c) During the term of this Agreement, TMSI shall only provide Marketing Services to TERI in support of the Programs, and shall not provide similar services or any other services to any other party.

       (d) The parties contemplate that all Cost Centers will incur employee expense only with respect to former TERI employees, as an initial matter. That is, the Cost Centers will be staffed with former TERI employees. Over time, employment levels may increase or decrease in each Cost Center, and such increases or decreases in expenses shall be reflected in Transferred Costs.

       (e) TERI's Board of Directors will have a right of reasonable review and approval of the annual budget for Transferred Costs. Budgets will be reviewed and established in accordance with the following procedure:

              (i) INITIAL BUDGET. Within 15 days after execution of this Agreement, TMSI will propose any revisions to the existing 2001 TERI budget for the Cost Centers. TERI's Board of Directors shall appoint a budget review committee (the "Budget Committee") within the same period. TERI's chief executive officer, or, in the case of proposed revisions in excess of [**] percent ([**]%) of the current budget, the Budget Committee, shall approve or deny all or part of TMSI's request within thirty (30) days of receipt. The chief executive officers of TMSI and TERI shall meet promptly thereafter to resolve any differences. If any dispute is not so resolved, TMSI shall perform the Services at a price established in accordance with the decision of the Budget Committee, but shall have the right to demand Budget Arbitration as provided in Section
       10.11 below, by written notice given within sixty (60) days after receipt of the Budget Committee's decision.

              (ii) ANNUAL BUDGET. At least 45 days before the end of any budget year, TMSI will present a proposed budget to TERI. The Budget Committee shall approve or deny all or part of TMSI's request within thirty (30) days of receipt. The chief executive officers of TMSI and TERI shall meet promptly thereafter to resolve any differences. If any dispute is not so resolved, TMSI shall perform the Services at a price established in accordance with the decision of the Budget Committee, but shall have the right to demand Budget Arbitration as provided in Section
       10.11 below, by written notice given within sixty (60) days after receipt of the Budget Committee's decision.

              (iii)  BUDGET ADJUSTMENT.

                     TMSI may apply to TERI's chief executive officer for budget adjustments based upon changes in the Marketing Plan as compared to the assumptions used in the then-current budget. Adjustments approved without review by the Budget Committee shall not exceed, individually or in the aggregate, [**] percent ([**]%) of the current budget per budget year. If a requested adjustment is denied or reduced in an amount greater than [**] percent ([**]%) of the requested adjustment, TMSI may demand Budget Arbitration by written notice given within thirty (30) days after receipt of such denial or reduction.

              (iv) BUDGET ARBITRATION. As used herein, "Budget Arbitration" refers to arbitration conducted in accordance with Section 10.11 hereof. In any such arbitration, TMSI shall be entitled to recover any additional reasonable costs (above what is allowed in the disputed budget item) of labor, materials, equipment and third-party services reasonably necessary to perform the services in accordance with the Performance Standards. Any arbitration award increasing compensation to TMSI shall be effective as of the beginning of the budget period to which such award relates.

                                    ARTICLE X
                                  MISCELLANEOUS

       10.01 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

       10.02 GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

       10.03 NOTICES. All notices given by any party to the other under this Agreement shall be in writing and shall be delivered personally, by electronic record, as herein defined, by overnight courier, prepaid, or by depositing the same in the United States mail, certified, return receipt requested, with postage prepaid, addressed to the party at the address set forth below. Any party may change the address to which notices are to be sent by notice of such change to the other party given as provided herein. Such notices shall be effective on the date received. Notice shall be given as follows:

If to TERI:

       Thomas Parker
       President and Chief Executive Officer
       The Education Resources Institute
       330 Stuart Street
       Boston, MA 02116
       Phone: 617-426-0681
       Fax: 617-422-8880
       E-Mail: parker@teri.org

       With a copy to:
       Richard A. Wiley, Esq.
       Hill & Barlow, A Professional Corporation
       One International Place

       Boston, MA 02110-2600
       Phone: 617 428-3000
       Fax: 617 428-3500
       E-Mail: rwiley@hillbarlow.com

If to TMSI:

       Ralph James
       The First Marblehead Corporation
       30 Little Harbor
       Marblehead, MA  01945
       Phone: (800) 895-4283
       Fax: (781) 639-4583
       E-Mail: rjames@gateloan.com

       With a copy to:
       Richard P. Hackett, Esq.
       Pierce Atwood
       One Monument Square
       Portland, Me 04101
       Phone: 207-791-1280
       Fax:  207-791-1350
       E-Mail: rhackett@pierceatwood.com

       10.04 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules to this Agreement) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter of this Agreement.

       10.05 NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to confer upon any person other than the parties to this Agreement any rights or remedies under this Agreement.

       10.06 AMENDMENT. This Agreement may be amended by the parties to this Agreement only by a writing executed by their duly authorized representatives with the requisite formalities.

       10.07 WAIVER. Any party to this Agreement may (a) extend the time for the performance of any obligation or other act of any other party to this Agreement, (b) waive any inaccuracy in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, and (c) waive compliance with any agreement or condition contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

       10.08 SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of the provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of the provision, or the application of that provision, in any other jurisdiction.

       10.09 INTERPRETATION. The headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. Where a reference in this Agreement is made to a Section, Exhibit or Schedule, that reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. Neither party shall be deemed the drafter of this Agreement or any of the exhibits hereto, which Agreement and exhibits are the product of detailed, arms' length negotiations between the parties and their respective counsel.

       10.10 ASSIGNMENT. This Agreement may not be assigned by either party without the express written consent of the other party, such consent not to be unreasonably withheld. Any purported assignment in violation of this provision shall be ineffective and void. The foregoing restriction shall not apply to a merger, consolidation or other transfer by operation of law, nor to any change in the equity ownership or control of either party. TMSI shall have the right to subcontract the Services, subject to TERI's reasonable approval of the financial and technical capability of the subcontractor to provide the subcontracted Services. TMSI shall require any subcontractor to agree to the confidentiality provisions contained in Sections 7.01 and 7.02. No such subcontracting shall relieve TMSI of its obligations under this Agreement, and any breach of this Agreement by a subcontractor (including, without limitation, any failure of a subcontractor to satisfy the Performance Standards) shall be deemed to be a breach by TMSI.

       10.11 ARBITRATION. In the event of any dispute between TERI and TMSI relating to the proper determination of Transferred Costs under Section 9.02, TERI and TMSI agree that such dispute shall be resolved by means of arbitration in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA"), and judgment upon the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. Such arbitration shall proceed in Boston, Massachusetts and shall be governed by Massachusetts law. In any dispute between the parties that is subject to arbitration hereunder, where the aggregate of all claims and the aggregate of all counterclaims each is an amount less than $250,000, the arbitration shall be heard by one arbitrator to be selected by mutual agreement of the parties. In the event the parties are unable to agree on an arbitrator within thirty (30) days, the arbitration shall be heard by one arbitrator appointed by the AAA. If the aggregate amount of the claims or counterclaims exceeds $250,000, the arbitration shall be heard by a panel of three arbitrators, to be selected as follows: TERI and TMSI shall each select one arbitrator, and the arbitrators so selected shall select a third arbitrator by mutual agreement. In the event the arbitrators selected by the parties are unable to agree on the third arbitrator within thirty (30) days, the third arbitrator shall be appointed by the AAA. The arbitrator(s) hearing any arbitration pursuant to this Section 10.11 shall have substantial experience in the area of consumer loan origination, debt collection and guaranty processing and claims administration, and shall otherwise be qualified to address the issues presented competently. The arbitration decision shall be binding upon TERI and TMSI. In the event a party, having been given notice and opportunity, fails or refuses to appear or participate in an arbitration or in any stage of the arbitration, the proceedings will nevertheless be conducted to conclusion and final award. Any award rendered under such circumstances will be as valid and enforceable as if both parties had appeared and participated fully at all stages. Depositions may be taken and other discovery obtained during such arbitration proceedings to the same extent as authorized in civil judicial proceedings in the Commonwealth of Massachusetts. The arbitrator(s) shall be limited to awarding compensatory damages and shall have no authority to award punitive, exemplary or similar type damages. The prevailing party in the arbitration proceeding shall be entitled to recover its expenses including the costs of the arbitration proceeding, expert witness fees and reasonable attorneys' fees.

       10.12 REMEDIES. Subject to the terms of this Agreement, the parties will be entitled to enforce their rights under this Agreement specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violation of the provisions of this Agreement. In the event of any dispute involving the terms of this Agreement, the prevailing party shall be entitled to collect reasonable fees and expenses incurred by the prevailing party in connection with such dispute from the other parties to such dispute.

       10.13 FURTHER ASSURANCES. On and after the date hereof, each of TERI and TMSI shall: (i) cooperate with the other in good faith to give effect to the terms hereof and execute, acknowledge and deliver all such acknowledgments, documents and other instruments; and (ii) take such further action as the other party may reasonably request to enable such party to exercise its rights or perform its obligations under, or to fully and completely effectuate, the terms, conditions and intent of this Agreement.

       10.14  FORCE MAJEURE AND RESTRICTED PERFORMANCE.

       (a) If performance by TERI of any obligation under this Agreement is prevented, restricted, delayed or interfered with by reason of labor disputes, strikes, acts of God, floods, lightning, severe weather, shortages of materials, rationing, utility or communication failures, failure or delay in receiving electronic data, earthquakes, war, revolution, civil commotion, acts of public enemies, blockade, embargo or any Law, or any other act or omission whatsoever, whether similar or dissimilar to those referred to in this clause, which is or are beyond the reasonable control of TERI, TERI shall provide written notice to TMSI identifying the cause of the prevention, restriction, delay or interference and TERI shall be excused from the performance to the extent of the prevention, restriction, delay or interference, so long as TERI is taking reasonable action to accomplish such performance as promptly as possible under the circumstances.

       (b) If performance by TMSI of any service or obligation under this Agreement is prevented, restricted, delayed or interfered with by reason of labor disputes, strikes, acts of God, floods, lightning, severe weather, shortages or materials, rationing, utility or communication failures, failure or delay in receiving electronic data, earthquakes, war, revolution, civil commotion, acts of public enemies, blockade, embargo, or any Law, or any other act or omission whatsoever, whether similar or dissimilar to those referred to in this clause, which is or are beyond the reasonable control of TMSI, TMSI shall be excused from the performance to the extent of the prevention, restriction, delay or interference, so long as it is taking reasonable actions to accomplish such performance as promptly as possible under the circumstances.

       10.15 ELECTRONIC RECORDS AND SIGNATURES. The parties intend that reasonably reliable electronic records and signatures shall be binding upon the parties in accordance with the provisions of the Federal Electronic Signatures in Global and National Commerce Act. The parties agree that records and signatures transmitted by facsimile when bearing the routing information and imprints ordinarily provided by such technology, shall constitute binding records and signatures upon the parties. Either party may, in any facsimile, expressly rebut the binding effect of such communication, but such exclusion from this section shall only apply to that particular facsimile transmission. The parties further agree that a notice under Section 10.3 may be given by e-mail and shall constitute a writing. The parties further agree that e-mail, voice mail or other recording of voices shall not constitute an electronic signature for purposes of the parties' transactions under this Agreement. Finally, other forms of electronic record and signature may be adopted by the parties by subsequent agreement from time to time.

                                   ARTICLE 11
                              TERM AND TERMINATION

       11.01 TERM AND TERMINATION. This Agreement shall have a term (the "Term") of five (5) years, commencing on the date first set forth above. Either party may renew this Agreement for one, five-year renewal term by delivery of written notice to the other party not less than sixty (60) days prior to the expiration date of this Agreement, PROVIDED, HOWEVER, that such renewal shall not be effective unless:

       (i) the renewing party, or in the case of renewal hereof by TMSI, FMER and FMC, also renews the Master Servicing Agreement; and

       (ii) the renewing party, or in the case of renewal hereof by TMSI, FMC also renews the Master Loan Guaranty Agreement.

       11.02  TERMINATION FOR CAUSE.

       (a) TERMINATION OF MASTER LOAN GUARANTY AGREEMENT. If the Master Loan Guaranty Agreement between TERI and FMC, dated as of February 2, 2001, shall have been terminated for cause under Section 8.03 thereof, then in the case of termination of such agreement by FMC, TMSI may terminate this Agreement and in the case of termination of such agreement by TERI, then TERI may terminate this Agreement. In either case, termination of this Agreement must be by written notice delivered within thirty (30) days of termination of the Master Loan Guaranty Agreement.

       (b) TERMINATION FOR FAILURE TO CONFORM TO SERVICING STANDARDS. In the event of a Material Failure of Performance Standards by FMER as defined in
Section 8.02(b)(iv)of the Master Servicing Agreement, TERI may terminate this Agreement upon thirty (30) days' written notice.

       (c) TERMINATION FOR CAUSE BY EITHER PARTY. In the event that either party shall materially breach its obligations under this Agreement (other than a breach subject to Section 10.02(b) hereof) and shall fail to cure such breach within thirty (30) days after written notice and demand for such cure, or in the event that any representation or warranty of such party contained herein was materially incorrect when given, then the other party may, upon thirty (30) days' written notice, terminate this Agreement.

       (d) TERMINATION IN THE EVENT OF BANKRUPTCY. In the event that either party becomes a debtor in any proceeding under the U.S. Bankruptcy Code or in any similar state insolvency or reorganization proceeding, then this Agreement shall terminate, at the option of the other party, without further notice (except where notice is permitted by applicable bankruptcy law without court approval, in which case the terminating party shall deliver written notice of termination).

       11.03 EFFECT OF TERMINATION. Upon termination of this Agreement by either party:

       (a) Neither party shall be excused from performing any obligation or paying any monies due or earned prior to the effective date of termination.

       (b) The provisions of Sections 8.01, 8.02, and all of Article X shall remain in full force and effect notwithstanding termination.

                     (c)    In the case of termination by TERI pursuant to
       Section 11.02(b) or 11.02(c), TMSI shall continue to provide Marketing Services, in conformity with the Performance Standards, and assistance in transitioning the Marketing Services to a new marketing agent for up to six (6) months, for consideration at the same rates set forth in Article IX of this Agreement.

                                   ARTICLE 12
                              CONDITIONS PRECEDENT

12.01 TO OBLIGATIONS OF TMSI. The obligations of TMSI hereunder are subject to the occurrence of the following conditions precedent (or the waiver of those conditions by TMSI):

       (a) Issuance to TMSI of the TMSI Permits set forth in Schedules 5.01 and 5.04, which TMSI shall use its best efforts to obtain.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above stated.

                                      THE EDUCATION RESOURCES
                                      INSTITUTE, INC.

                                      By: /s/ Thomas D. Parker
                                         ------------------------------------
                                      Print Name: Thomas D. Parker
                                                 ----------------------------
                                      Title: President & CEO
                                            ---------------------------------

                                      TERI MARKETING SERVICES, INC.

                                      By: /s/ Ralph James
                                         ------------------------------------
                                      Print Name: Ralph M. James
                                                 ----------------------------
                                      Title: President
                                            ---------------------------------

                                TABLE OF EXHIBITS

Exhibit A - Service Marks and Trade Marks

Exhibit B - Performance Standards

                                    EXHIBIT A
                                   TERI Marks

THE FEDERALLY REGISTERED TRADEMARKS AND SERVICE MARKS LISTED BELOW.

                                 REGISTRATION                    DATE OF       REGISTRATION     RENEWAL
MARK                                  NO.            CLASS      FIRST USE         DATE           DATE
CONNECTED                          1,908,878          41        4/10/93          8/1/95         8/1/2000-

                                                                                                 8/1/2001

HIGHER EDUCATION                   2,035,326          16          4/84           2/4/97         2/4/2002-
INFORMATION CENTER
                                                                                                 2/4/2003

HIGHER EDUCATION                   2,035,325          42          4/84           2/4/97         2/4/2002-
INFORMATION CENTER
                                                                                                 2/4/2003

TERI                               1,487,085          37        8/16/85          5/3/88           Filed
                                                                                                 Accepted

                                   1,497,032          36         6/3/86          7/19/88        Lapsed (No
                                                                                               longer used)

THE EDUCATION                      1,487,086          36        8/16/85          5/3/88           Filed
RESOURCES INSTITUTE                                                                              Accepted

THE COMMON LAW TRADEMARKS AND SERVICE MARKS, INCLUDING BUT NOT LIMITED TO:

ALP

CEL

Dual Loan

Health Professional Plan

PEP

PharmD

PLEASE

                                    EXHIBIT B
                              Performance Standards

- Representatives will attend [**] state, regional and national conferences per year. Attendance could include participation in exhibit arena.

- Representatives will visit a minimum of [**] schools per month. These visits will exclusively promote student loan products offered by TERI. This will not be the case during "heavy conference months." A heavy conference month is defined as a month that includes at least two weeks of conference related activity.

- Representatives will complete a minimum of [**] schools contacts per month. School contacts include telephone calls, e-mails and letters. The subject of all contacts will revolve around the promotion of TERI products.

- Five editions of "TERI On Track" will be developed, produced and disseminated to participating schools throughout the year. Each issue will promote products and services of TERI.

- Brochures will be maintained with current information that promotes TERI products. Lenders will be encouraged to produce lender-specific brochures. All contacts from lenders concerning brochure production will be responded to within one business day.

- The TERI web site will be maintained with current information that promotes TERI-Branded Programs. Any material product enhancement or change will be made within 5 business days.

       The foregoing standards may be revised by mutual agreement concurrent with the approval of new or revised Marketing Plans under Section 7.02.

                               TABLE OF SCHEDULES

Schedule 5.01     Qualifications, etc.

Schedule 5.04     TMSI Permits

                             Schedules 5.01 and 5.04


       TMSI shall obtain a Small Loan Company License from the Massachusetts Division of Banks, pursuant to M.G.L. Chapter 140, sections 96-114A and 209 C.M.R. 12.00 to the extent required to conduct the activities described in this Agreement. On advice of counsel, TMSI believes the currently planned activities do not require such a license.

                                       25